Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this First Amendment to the Registration Statement on Form S-4 of Buckhead Community Bancorp, Inc. and its subsidiary of our report dated March 14, 2007 relating to our audits of the consolidated financial statements of Allied Bancshares, Inc. and subsidiary for the year ended December 31, 2006, which appear in the proxy statement-prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the proxy-statement-prospectus, which is part of this Registration Statement.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

September 13, 2007